SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DATAWATCH CORPORATION

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DATAWATCH CORPORATION
4 Crosby Drive
Bedford, Massachusetts 01730

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 19, 2016

The Annual Meeting of Stockholders of Datawatch Corporation (the “Corporation”) will be held at the offices of the Corporation at 4 Crosby Drive, Bedford, MA 01730, on April 19, 2016 at 11:00 am, local time, to consider and act upon the following matters:

1.	To elect nine members of the Board of Directors to serve until the next annual meeting and until their successors have been elected and qualified;
2.	To conduct an advisory vote on the compensation of the Corporation’s named executive officers;
3.	To ratify the appointment of the Corporation’s independent registered public accounting firm; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on February 22, 2016, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

IF YOU PLAN TO ATTEND:

Please call Brigid MacDonald at 978-275-8215 if you plan to attend. Please bring valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will also need to bring a copy of a brokerage statement reflecting their stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors

Michael A. Morrison
Chief Executive Officer

Bedford, Massachusetts
March 14, 2016

THE BOARD OF DIRECTORS WELCOMES STOCKHOLDERS WHO WISH TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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DATAWATCH CORPORATION
4 Crosby Drive
Bedford, Massachusetts 01730

PROXY STATEMENT

MARCH 10, 2016

SUMMARY

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Datawatch Corporation (the “Company” or “Datawatch”) for use at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 4 Crosby Drive, Bedford, MA 01730, on April 19, 2016 at 11:00 a.m., local time, and any adjournments thereof (the “Meeting”).

On March 7, 2016, the Board of Directors of Datawatch approved the appointment of Donald R. Friedman as a member of the Company’s Board of Directors. This Proxy Statement amends and restates the proxy statement filed with the Securities and Exchange Commission on January 28, 2016 to reflect Mr. Friedman’s nomination for election at the Meeting as a director of the Company.

An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended September 30, 2015 is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of WHITE proxy card will be first sent to stockholders on or about March 14, 2016.

Only stockholders of record at the close of business on February 22, 2016 will be entitled to notice of and to vote at the Meeting. As of January 5, 2016, 11,652,874 shares of common stock, par value $.01 per share, of the Company (“Common Stock”) were outstanding. Stockholders are entitled to cast one vote for each share held of record at the close of business on February 22, 2016 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). A withheld vote with respect to one of more director nominees will have no effect on the election of such nominees. On all other matters being submitted to stockholders, an affirmative vote of at least a majority of the shares present, in person or represented by proxy, and voting on that matter is required for approval or ratification. Under the majority vote standard, the shares voted “for” a proposal must exceed the number voted “against” such proposal in order for it to be approved. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and therefore, with respect to votes on specific proposals, will count as a vote “against” such proposal. Broker “non-votes” are not so included.

At the Meeting, a proposal to elect Christopher T. Cox, Donald R. Friedman, Thomas H. Kelly, David C. Mahoney, Joan C. McArdle, Michael A. Morrison, Richard de J. Osborne, Terry W. Potter and Randy Seidl as directors will be subject to a vote of stockholders. The stockholders will also consider and vote upon an advisory vote on the compensation of the Company’s named executive officers and the ratification of the selection of Datawatch’s independent registered public accounting firm. Where a choice has been specified on the proxy with respect to the foregoing proposals, the shares represented by the proxy will be voted in accordance with the specifications. If no specification is indicated on the proxy card, the shares represented by the proxy will be voted FOR the nominees named herein for election to the Board of Directors, FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement and FOR the proposal to approve the ratification of the selection of Datawatch’s independent registered public accounting firm.

The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of Michael A. Morrison and James Eliason, each of whom is named as attorney-in-fact in the proxies.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth as of January 5, 2016 certain information regarding beneficial ownership of the Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock outstanding at such date; (ii) by each director of the Company; (iii) by each named executive officer identified in the Summary Compensation Table on page 19 of this proxy statement; and (iv) by all current directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Christopher T. Cox(3)	748,694	6.42%
Richard de J. Osborne(4)	444,001	3.78%
Michael A. Morrison(5)	355,201	3.01%
David C. Mahoney	292,983	2.51%
Joan C. McArdle(6)	191,334	1.62%
Sanjay Mistry(7)	99,106	*
Ben F. Plummer(8)	77,750	*
Terry W. Potter(9)	53,762	*
James Eliason	42,662	*
Thomas H. Kelly(10)	32,834	*
Randy Seidl	32,000	*
John Judge	25,000	*
Donald R. Friedman	—	*
All current directors and executive officers as a group (twelve persons)(11)	2,317,577	19.12%
Division of Investment, Department of Treasury, State of New Jersey(12) 50 West State Street, 9th Floor P.O. Box 290 Trenton, NJ 08625-0290	1,018,000	8.74%
Diker GP, LLC(13) 730 Fifth Avenue, 15th Floor New York, NY 10019	732,529	6.29%
WC Capital, LLC(14) c/o Christopher Cox 116 East Saddle River Road Saddle River, New Jersey 07458	689,966	5.92%
Potrero Capital Research, LLC(15) Two Embarcadero Center, Suite 420 San Francisco, CA 94111	610,951	5.25%

*	Less than one percent.
(1)	Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 4 Crosby Drive, Bedford, Massachusetts 01730.

(2)	The percentage ownership for each stockholder is calculated by dividing the total number of shares beneficially owned by the stockholder by an amount equal to the sum of 11,652,874 shares (the number of shares outstanding as of January 5, 2016) plus any shares acquirable (including pursuant to stock options exercisable and restricted stock units vesting) by the stockholder within 60 days after January 5, 2016, and multiplying the result by 100.
(3)	Includes 689,966 shares held by WC Capital, LLC. Mr. Cox, as a Managing Member of WC Capital, LLC, shares the power to vote and dispose of all 689,966 shares of the Common Stock held by WC Capital, LLC. Also includes 35,000 shares owned by Mr. Cox’s wife, as to which Mr. Cox disclaims beneficial ownership.
(4)	Includes 100,000 options that may be exercised within 60 days of January 5, 2016. Also includes 143,370 shares of Common Stock held by Carnegie Hill Associates, LLC. Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC, although Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 3,000 shares owned by Mr. Osborne’s wife, as to which Mr. Osborne disclaims beneficial ownership.
(5)	Includes 13,500 shares owned by Mr. Morrison’s wife as custodian for five UTMA accounts and 1,797 shares owned by Mr. Morrison’s wife. Mr. Morrison disclaims beneficial ownership of the 13,500 shares in the UTMA accounts and the 1,797 shares held by his wife. Also includes 156,240 options that may be exercised within 60 days of January 5, 2016 and 10,000 restricted stock units that will vest within 60 days of January 5, 2016. Includes 54,201 shares owned by Mr. Morrison or his wife that are pledged as collateral to secure third party loans.
(6)	Includes 185,000 warrants held by Massachusetts Capital Resource Company exercisable within 60 days of January 5, 2016. Ms. McArdle, as senior vice president of Massachusetts Capital Resource Company, may be deemed to have shared voting and/or investment power over these securities.
(7)	Includes 6,667 restricted stock units that will vest within 60 days of January 5, 2016. Also includes 138 shares owned by Mr. Misty’s children, as to which Mr. Mistry disclaims beneficial ownership.
(8)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned as an executive officer from Datawatch effective May 1, 2015. Mr. Plummer is a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch. Amount includes 33,334 restricted stock units that will vest within 60 days of January 5, 2016.
(9)	Includes 5,000 options that may be exercised within 60 days of January 5, 2016.
(10)	Includes 5,000 options that may be exercised within 60 days of January 5, 2016.
(11)	Includes 266,240 options that may be exercised within 60 days of January 5, 2016, 185,000 warrants that may be exercised within 60 days of January 5, 2016 and 16,667 restricted stock units that will vest within 60 days of January 5, 2016. Does not include shares beneficially owned by Mr. Plummer as he is no longer an executive officer of Datawatch.
(12)	According to a Schedule 13G filed on January 15, 2016, Division of Investment, Department of Treasury, State of New Jersey, may be deemed to have sole voting power and sole dispositive power with respect to all of the above-mentioned shares.
(13)	According to a Schedule 13G filed on February 17, 2015, Diker GP, LLC may be deemed to have shared voting and shared dispositive power with respect to 705,605 of the above-mentioned shares and certain of its affiliated persons, including Diker Management, LLC, Charles M. Diker and Mark N. Diker, may be deemed to have shared voting and shared dispositive power with respect to all of the above-mentioned shares.
(14)	According to a Schedule 13D filed on January 22, 2016, WC Capital, LLC and certain of its affiliated persons, including Colleen M. Wood and Christopher T. Cox, may be deemed to have shared voting and shared dispositive power with respect to all of the above-mentioned shares.
(15)	According to a Schedule 13G filed on January 22, 2015, Potrero Capital Research, LLC and certain of its affiliated persons, including Potrero Capital Research Partners, LP, Potrero Capital Research Partners II, LP and Jack Ripsteen, may be deemed to have shared voting and shared dispositive power with respect to all of the above-mentioned shares.

PROPOSAL I

ELECTION OF DIRECTORS

The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified. The directors are elected by a plurality of votes cast by stockholders. The Company’s By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The number of directors currently fixed by the Board of Directors is nine (9).

Prior to the Meeting, Christopher T. Cox, Donald R. Friedman, Thomas H. Kelly, David C. Mahoney, Joan C. McArdle, Michael A. Morrison, Richard de J. Osborne, Terry W. Potter and Randy Seidl were the directors of the Company. All of these individuals were elected as directors at the Company’s Annual Meeting of Stockholders held on April 20, 2015, except Randy Seidl, who was elected to fill the vacancy on the Board of Directors by unanimous written consent of the directors on December 9, 2015, and Donald R. Friedman, who was elected to fill a newly created seat on the Board of Directors at a meeting held on March 7, 2016, each in accordance with the Company’s By-Laws. Each of the existing directors is being nominated for re-election at the Meeting. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director’s name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

Director Nominees

Christopher T. Cox, Director. Mr. Cox, age 51, has been a director of the Company since August 21, 2012. Since March 2016, Mr. Cox has been Executive Vice President and Chief Corporate Development Officer at The Medicines Company, a global biopharmaceutical company. From January 2012 until February 2016, Mr. Cox was a partner at Cadwalader, Wickersham & Taft LLP. Prior to January 2012, Mr. Cox was a partner at Cahill Gordon & Reindel LLP. Mr. Cox is also an investor in and a Managing Member of WC Capital, LLC which owns approximately 5.93% of Datawatch’s outstanding common stock. Mr. Cox received both his undergraduate degree and J.D. from the University of Missouri where he was also a member of the Missouri Law Review. Mr. Cox’s qualifications to serve on the Board of Directors include his experience in mergers and acquisitions, capital markets and corporate governance.

Donald R. Friedman, Director. Mr. Friedman, age 69, joined the Board of Directors in March 2016. From January 2014 to March 2015, Mr. Friedman was the Chief Executive Officer of Datalytics Technologies, an enterprise software company specializing in business analytics. From June 2010 to December 2013, he was a Principal at Sequel, a branding and communications consulting firm. Previously, following a 30-year career with IBM, Mr. Friedman founded and served as Chief Executive Officer of International Flex Technologies, a high-tech manufacturing company, and was Executive Vice President and Chief Marketing Officer at CA Technologies (formerly Computer Associates). Mr. Friedman’s qualifications to serve on the Board of Directors include his experience in technology leadership, strategy and marketing with both growth and Fortune 500 companies.

Thomas H. Kelly, Director. Mr. Kelly, age 66, joined the Board of Directors in October 2004. Until June 1, 2007, Mr. Kelly was Vice President of Corporate Business Development at Schering-Plough Corporation, a pharmaceutical company. Prior to holding that position, Mr. Kelly was Vice President and Corporate Controller at Schering-Plough, a position he had held since joining that corporation in 1991. Previously, he had been a senior partner with the accounting firm of Deloitte & Touche LLP. Mr. Kelly’s qualifications to serve on the Board of Directors include his experience as a senior executive of a large public company, as well as his financial and accounting expertise.

David C. Mahoney, Vice Chairman of the Board. Mr. Mahoney, age 71, has been a director of the Company since September 2010 and Vice Chairman of the Board since February 2011. From February 2003 until his retirement in February 2008, Mr. Mahoney was the President and Chief Executive Officer of Applix, Inc., a global provider of business performance management and business intelligence applications that was acquired by Cognos in 2007. Mr. Mahoney was also a director of Applix from October 1992 to February 2008. Mr. Mahoney served as Chief Executive Officer of Verbind, Inc., a provider of real-time behavioural analysis and event triggering technology, from May 2001 until February 2003, when Verbind was sold to SAS Institute. Mr. Mahoney’s qualifications to serve on the Board include his experience as a senior executive leading the growth of three publicly held software companies, as well as his technical expertise.

Joan C. McArdle, Director. Ms. McArdle, age 64, joined the Board of Directors in July 2014. Ms. McArdle is an experienced software industry finance and business leader in Massachusetts. She has been with Massachusetts Capital Resource Company (MCRC) since 1985 and has served as a senior vice president for MCRC since her appointment to that position in 2001. While serving in this capacity at MCRC, and in connection with MCRC’s funding to support Datawatch’s acquisition of Math Strategies in 2012, Ms. McArdle previously served as an observer at Datawatch’s board meetings. Prior to joining MCRC, Ms. McArdle was employed by the First National Bank of Boston in a variety of roles, leaving the firm as a Vice President in the Large Corporate/Multinational Group. Ms. McArdle is also a member of the Board of Directors of Aspen Technology, Inc. (NASDAQ: AZPN) and serves on the Boards of Directors of a number of private companies. Ms. McArdle received an AB degree in English from Smith College. Ms. McArdle’s qualifications to serve on the Board include her experience in building and financing companies from the earliest stages of growth to mature technology companies, as well as her knowledge of the technology industry.

Michael A. Morrison, President, Chief Executive Officer and Director. Mr. Morrison, age 53, joined the Board of Directors in February 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit. From January 2007 to October 2007, Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO. At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts. Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel. Mr. Morrison’s qualifications to serve on the Board of Directors include his business, operational, management and legal experience in the enterprise application industry, as well as his position as Datawatch’s Chief Executive Officer.

Richard de J. Osborne, Chairman of the Board. Mr. Osborne, age 81, has been a director of the Company and Chairman of the Board of Directors of the Company since January 2001. From 1985 to 1999, Mr. Osborne was Chairman of the Board of Directors and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals. Mr. Osborne is also a director of NACCO Industries, Inc. Mr. Osborne was previously a director of Schering Plough Corp. and of Goodrich Corp. Mr. Osborne’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies.

Terry W. Potter, Director. Dr. Potter, age 68, has been a director of the Company since April 1998. Since January 1998, Dr. Potter has been the President of Venture Solutions and Development, Inc., which provides consulting services to high technology start-up companies, spin-outs, and Fortune 100 companies. Prior to 1992, Dr. Potter was a worldwide director of New Ventures for Digital Equipment Corporation. From 1992 to 1997, he was the President of Modular Group, the parent company of Advanced Modular Solutions, and from 1994 to 1997 he was the President of Advanced Modular Solutions, a wholly-owned subsidiary of Modular Group, which develops client-server computers and solutions. Dr. Potter is the co-founder of Discover Why, Inc., which was founded in 1997. Mr. Potter’s qualifications to serve on the Board of Directors include his experience as a senior executive and director of large public companies, as well as his technical expertise.

Randy Seidl, Director. Mr. Seidl, age 52, joined the Board of Directors in December 2015. Mr. Seidl is currently the Chief Executive Officer of Revenue Acceleration, a consulting firm he founded in 2013 that provides companies with strategic and tactical sales leadership insights, high-performing industry talent and critical customer and partner access. From September 2009 to October 2013, he served as Senior Vice President and

General Manager of the US Enterprise Group at Hewlett Packard. Prior to Hewlett Packard, Mr. Seidl served as Senior Vice President and General Manager, North America at Sun Microsystems. He began his career at EMC, where he held a number of key global sales and marketing roles. On the emerging company side, Mr. Seidl served as Chief Executive Officer and a board member of Permabit; co-founder and Executive Vice President of GiantLoop, and Chairman and Chief Executive Officer of Workgroup Solution, which was acquired by Advizex. Mr. Seidl’s qualifications to serve on the Board of Directors include his experience as a senior executive of large public companies, as well as his strategic sales and marketing expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE NOMINEES LISTED ABOVE

The Board of Directors and its Committees

Meetings.  The Board of Directors met six times during the fiscal year ended September 30, 2015. Each director attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, except for Christopher Cox who attended 57% of such meetings. The Company does not have a policy with regard to attendance by Board members at stockholder meetings; however, directors are encouraged to attend the Annual Meeting of Stockholders. All of the current Directors attended the Annual Meeting of Stockholders last year either in person or telephonically. Executive sessions of non-employee directors are held periodically each year, generally in conjunction with regularly scheduled meetings of the full Board.

Independence.  The Board of Directors has determined that, other than Mr. Morrison, who serves as Chief Executive Officer of the Company, each director is “independent”, meeting all applicable independence requirements promulgated by the Securities and Exchange Commission (the “SEC”), including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the independence standards of The NASDAQ Stock Market. In making this determination, the Board of Directors considered relationships, transactions and/or arrangements with each of the directors and affirmatively determined that none of such directors has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Committees.  Under the Company’s By-Laws, the Board of Directors may designate committees composed of members of the Board to exercise the power and authority of the Board in the management of the business and affairs of the Company, subject to limitations imposed by law. The Board of Directors has three standing committees: an Audit Committee, a Compensation and Stock Committee and a Corporate Governance and Nominating Committee (the “Nominating Committee”). The members of each committee are appointed by the Board based on the recommendation of the Nominating Committee, and are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting. The charters of the Audit Committee, the Compensation and Stock Committee and the Nominating Committee are available on the Company’s website, www.datawatch.com, and located under the “About” tab and the “Investor Relations” and “Corporate Governance” links. The Board annually conducts a self-evaluation of each of its committees. All members of all committees are independent directors.

Audit Committee.  The Audit Committee is composed of Thomas H. Kelly, David C. Mahoney, Joan C. McArdle and Terry W. Potter, with Mr. Kelly serving as Chairman. Each such member is considered “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above, and, in the business judgment of the Board of Directors, independent for purposes of being an independent member of an audit committee under such rules. In addition, the Board of Directors has determined that Mr. Kelly qualifies as an audit committee “financial expert” as defined by the SEC. The Audit Committee evaluates and selects the Company’s independent registered public accounting firm, reviews the audited financial statements and discusses the adequacy of the Company’s internal controls and procedures with management and the independent registered public accounting firm. The Audit Committee also supervises the relationship between the Company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the independent registered public accounting firm. The Audit Committee conducted four formal meetings during the fiscal year ended September 30, 2015.

The responsibilities of the Audit Committee and its activities in the fiscal year ended September 30, 2015 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation and Stock Committee.  The Compensation and Stock Committee is composed of Thomas H. Kelly, David C. Mahoney and Terry W. Potter, with Mr. Mahoney serving as Chairman. Each is “independent” as defined by the SEC and The NASDAQ Stock Market. The Compensation and Stock Committee, which, among other things, reviews and makes recommendations concerning executive compensation and administers the Company’s 1996 Stock Plan, the Company’s 2006 Equity Compensation and Incentive Plan and the Company’s Second Amended and Restated 2011 Equity Compensation and Incentive Plan, conducted seven formal meetings during the fiscal year ended September 30, 2015. The responsibilities of the Compensation and Stock Committee and its activities in the fiscal year ended September 30, 2015 are more fully described in the Compensation Discussion and Analysis contained in this proxy statement.

Corporate Governance and Nominating Committee.  The Nominating Committee is composed of Thomas H. Kelly, David C. Mahoney, Joan C. McArdle and Terry W. Potter, with Mr. Mahoney serving as Chairman. Each is “independent” pursuant to the rules promulgated by the SEC and The NASDAQ Stock Market, as discussed above. The Nominating Committee was formed for the purposes of identifying director candidates and providing nominee recommendations to the Board, overseeing compliance with corporate governance policies and adopting, and monitoring compliance with, the Company’s Code of Ethics. With respect to recommending director nominees, the Nominating Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and stockholders, and has policies concerning the evaluation of candidates, the recommendation to the Board of candidates for the Board’s selection as director nominees, and the recommendation of candidates for the Board’s selection as nominees for appointment to the committees of the Board. The Nominating Committee’s evaluation includes a review of the nominee’s judgment, experience, independence, understanding of the Company’s industry or other related industries, and such other factors as the Nominating Committee concludes are pertinent in light of the current needs of the Board, including without limitation the Board’s belief that its membership should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating Committee will select qualified nominees and review its recommendations with the Board. The Nominating Committee conducted one formal meeting during the fiscal year ended September 30, 2015. In January 2016, the Nominating Committee recommended Ms. McArdle and Messrs. Cox, Kelly, Mahoney, Morrison, Osborne, Potter and Seidl, and the Board approved such nominees, for election at the Meeting. In March 2016, the Nominating Committee recommended Mr. Friedman, and the Board approved such nominee, for election at the Meeting. Mr. Osborne was initially nominated by WC Capital, LLC, a stockholder of the Company, as described below.

Board Leadership Structure

Currently, the positions of Chairman of the Board and Chief Executive Officer are held by separate persons, with the position of Chairman filled by Mr. Osborne, an independent, non-executive director. The Board believes that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate as it allows the Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing the independent Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer and other members of senior management. The Chairman of the Board presides over all Board meetings and works with senior management to develop agendas for Board meetings. The Chairman and Mr. Mahoney, who is a Vice Chairman of the Board and also an independent director, advise the Chief Executive Officer and other members of senior management on business strategy and leadership development. The Chairman also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board and its committees.

Board Oversight of Risk

The Board oversees the business and strategic risks of Datawatch. The Audit Committee oversees financial reporting and compliance risks confronting Datawatch. The Compensation and Stock Committee oversees risks associated with Datawatch’s compensation policies and practices, including performance-based compensation. The Corporate Governance and Nominating Committee oversees risks relating to corporate governance and the process governing the nomination of members of the Board.

Datawatch provides a detailed description of the risk factors impacting its business in its Annual Report on Form 10-K, which is updated quarterly as necessary in its Quarterly Reports on Form 10-Q filed with the SEC.

Stockholder Nominations and Recommendations of Director Candidates

WC Capital, LLC, which, as of January 5, 2016, beneficially owned approximately 5.92% of the Company’s Common Stock, is entitled to nominate two directors to the Board pursuant to an Investment Agreement, dated January 12, 2001, among WC Capital, LLC, Carnegie Hill Associates, LLC and the Company. WC Capital, LLC has nominated Christopher Cox, a managing member of WC Capital, LLC, and Richard de J. Osborne to serve as directors for election at the Meeting. Other stockholders wishing to suggest candidates to the Nominating Committee for consideration as potential director nominees may do so by submitting the name of the stockholder making the recommendation, the name of the individual recommended for consideration as a director nominee and a written statement from the stockholder making the recommendation stating why such candidate would be able to fulfill the duties of a director to the Nominating and Corporate Governance Committee, Datawatch Corporation, at Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730. Alternatively, stockholders wishing to nominate directors themselves (rather than submitting a suggestion to the Nominating Committee for consideration) may do so by submitting a written notice to the Secretary of Datawatch and following the procedures summarized in the section entitled “Stockholder Proposals” in this proxy statement. All nominees must, at a minimum, have substantial or significant business or professional experience or an understanding of technology, finance, marketing, financial reporting, international business or other disciplines relevant to the business of the Company and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Board or of a Board committee. The Nominating Committee did not receive any stockholder nominee recommendations for this Meeting.

Policies and Procedures Regarding Related Person Transactions

The Company’s current practice, as set forth in the charter of the Company’s Audit Committee (available on the Company’s website at http://investor.datawatch.com/corporate-governance.cfm), is to have disinterested members of the Company’s Audit Committee, whose members are independent, review and, as appropriate, approve or reject the terms of any and all such proposed material related party transactions. In approving or rejecting the proposed related party transaction, the Audit Committee considers the facts and circumstances available and deemed applicable to the situation, including the risks, costs and benefits to the Company, the terms of the transaction, the availability of alternate sources for comparable services and products, and, if applicable, the impact on a director’s independence. Transactions are only approved if, in light of known circumstances, they are in or are not inconsistent with the Company’s best interests, as the Audit Committee determines in the good faith exercise of its discretion.

During fiscal 2015, there were no transactions involving more than $120,000, nor were there any proposed, between the Company and any executive officer, beneficial owner of 5% or more of our common stock or equivalents, or any immediate family member of any of the foregoing, in which such persons or entities have or will have a direct or indirect material interest.

Compensation of Directors

During the fiscal year ended September 30, 2015, directors who were not employees of the Company (the “Non-Employee Directors”) received $15,000 for their service as a member of the Company’s Board of Directors. Mr. Mahoney additionally received $72,000 in fees during fiscal 2015 for services provided to Datawatch management in his capacity as Vice Chairman of the Board, having been paid $6,000 per month during the fiscal year. Mr. Morrison, as an employee of the Company, receives no compensation for his service as a director.

Directors are eligible to receive awards under the Company’s Second Amended and Restated 2011 Equity Compensation and Incentive Plan. Under the policy in effect for fiscal 2015, each Non-Employee Director received a grant of 2,500 restricted stock units on the date of the Annual Meeting and a Non-Employee Director elected to the Board of Directors for the first time received a grant of 2,500 restricted stock units upon his or her initial election. The restricted stock units vest in one-third increments on the first, second and third anniversaries of the date of grant.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Thomas H. Kelly	$15,000	$17,825	$32,875
David C. Mahoney	$87,000	$17,825	$104,875
Richard de J. Osborne	$15,000	$17,825	$32,875
Terry W. Potter	$15,000	$17,825	$32,875
James Wood(3)	$7,500	—	$7,500
Christopher T. Cox	$15,000	$17,825	$32,875
Joan C. McArdle	$15,000	$17,825	$32,875
Randy Seidl(4)	—	—	—
Donald R. Friedman(5)	—	—	—

(1)	The annual retainer for 2015 was $15,000 for each Non-Employee director. For Mr. Mahoney, the amount in this column includes an additional $72,000 in cash fees received for services provided in his capacity as Vice Chairman of the Board.
(2)	The amounts in this column represent the grant date fair value of restricted stock unit awards for financial statement reporting purposes as computed in accordance with FASB ASC Topic 718. During fiscal 2015, 2,500 restricted stock units were granted to each of the Non-Employee Directors.
(3)	Mr. Wood’s Board service ended upon his passing in March 2015.
(4)	Mr. Seidl’s Board service commenced in December 2015, after the end of fiscal 2015.
(5)	Mr. Friedman’s Board service commenced in March 2016, after the end of fiscal 2015.

Non-Employee Director Indemnification Arrangements

In addition to the protections afforded the directors of the Company with respect to indemnification under the Company’s By-Laws, the Company has entered into indemnification agreements with each of its Non-Employee Directors. These agreements require the Company to, among other things, indemnify each of its Non-Employee directors for any and all expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement which are actually and reasonably incurred by such individual, in connection with any threatened, pending or completed proceeding arising out of the individual’s status as a director of the Company. In addition, the agreements require the Company to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by the Company.

Stockholder-Board Communications

To direct stockholder communications to the Board of Directors (or to a specified individual director), stockholders may send such communication to the attention of the Chairman of the Board (or the specified individual director) at Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730.

AUDIT COMMITTEE REPORT

The Audit Committee of Datawatch Corporation (the “Company”) is composed of Mr. Kelly, Mr. Mahoney, Ms. McArdle and Mr. Potter, with Mr. Kelly serving as Chairman. None of the members are officers or employees of the Company, and each is otherwise independent of the Company (as independence is defined by the Securities and Exchange Commission (the “SEC”) and in the listing standards of The NASDAQ Stock Market for purposes of being a member of an audit committee). In addition, the Audit Committee has at least one financial expert, Mr. Kelly, serving on the Audit Committee, as such term is defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website, www.datawatch.com and located under the “Investor Relations” and “Corporate Governance” sections of the “About” link.

The Audit Committee has reviewed the audited financial statements of the Company at September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and has discussed them with both management and the Company’s independent registered public accounting firms for those fiscal years, RSM US LLP (formerly McGladrey LLP) and Marcum LLP. The Audit Committee has reviewed with RSM US LLP, who is responsible for expressing an opinion on the conformity of the Company’s financial statements with accounting principles generally accepted in the U.S., the accountant’s judgments as to matters related to the conduct of its audit for the Company’s financial statements and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has met with RSM US LLP, with and without management present, to discuss the results of their audit, evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee has received the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, as currently in effect, and has discussed with the firm its independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 for filing with the SEC.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE

Thomas H. Kelly, Chairman
David C. Mahoney
Joan C. McArdle
Terry W. Potter

INFORMATION CONCERNING EXECUTIVE OFFICERS

Michael A. Morrison, President, Chief Executive Officer and Director, age 53, was appointed President and Chief Executive Officer of the Company on February 11, 2011. From October 2007 until joining Datawatch, Mr. Morrison was Vice President, Financial Performance Management, at Cognos Inc., a subsidiary of IBM since January 2008. In this role, Mr. Morrison directed all development, product management, product marketing and strategic business development activities for the FPM business unit. From January 2007 to October 2007, Mr. Morrison was Chief Operating Officer of Applix Inc., having been vice president of worldwide field and marketing operations from 2004 until his appointment as COO. At Applix Mr. Morrison conceptualized, built and led the company’s strategic go-to-market sales model and growth strategies, and also represented the company to Wall Street and industry analysts. Before joining Applix in 2004, Mr. Morrison held various positions at Cognos, including vice president of enterprise planning operations, vice president of finance and administration, and corporate counsel.

James Eliason, Chief Financial Officer, Treasurer, Secretary and Vice President of Finance, age 48, was appointed as Chief Financial Officer, Treasurer, Secretary and Vice President of Finance of the Company on April 23, 2013. Mr. Eliason brings 20 years of financial and operational experience to the Datawatch leadership team, including corporate finance, investor relations, sales operations, mergers and acquisitions, human resources and information technology. From 2011 to April 2013 he served as CFO of Qvidian Corporation, a venture-backed software company that provides cloud-based sales enablement applications. From 2008 to 2011, he served as CFO of Desktone, Inc., a SaaS software company that provides a desktop cloud enablement platform. From 2004 to 2008, he served as CFO of Empirix, Inc., a high growth technology company that provides tools for voice and data applications. Earlier in his career, he held senior finance positions with Narad Networks, Inc. and Silverstream Software, Inc.

Sanjay Mistry, Vice President, Controller, age 49, was appointed to his current position on October 24, 2013. Mr. Mistry brings over 20 years of financial and operational experience in high technology and public companies to Datawatch. From 2011 to 2013 he served as Vice President of Finance for NP Medical and Radius Product Development, two independent companies within Nypro, Inc., a $1 billion global manufacturer. Mr. Mistry served as Director of Finance at Novell Inc., a global software services company, from 1999 until it was sold to private equity partners in 2011. Earlier in his career, he held several senior finance positions with Honeywell, Inc. and Motorola, Inc.

John Judge, Chief Revenue Officer, Senior Vice President of Worldwide Sales, age 57, was appointed to his current position on August 28, 2014. Mr. Judge joined Datawatch from Iron Mountain Corporation, a company with revenues of more than $3 billion, where he was senior vice president, Americas enterprise sales from 2010 to 2014. Prior to joining Iron Mountain, Mr. Judge held senior sales roles at Novell Inc., SilverStream Software and Honeywell, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation and Stock Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s officers and key employees and in this regard has the responsibility to establish a compensation policy for officers and key employees designed to (i) enhance the profitability of the Company and increase shareholder value, (ii) reward officers and key employees for their contribution to the Company’s growth and profitability, and (iii) provide competitive compensation that will attract and retain qualified officers and key employees. In addition, the Compensation and Stock Committee considers and takes action with respect to the adoption, amendment, administration and termination of compensation, welfare, benefit, pension and other plans (including the grant of equity awards) related to compensation of current and former employees of the Company and designs incentive compensation plans to allow the Company to attract and retain talented personnel and align the pay of such personnel with corporate performance and the long-term interests of shareholders.

Michael A. Morrison and James Eliason, who served as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, during the fiscal year ended September 30, 2015, as well as the other individuals included in the Summary Compensation Table on page 19, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Compensation Philosophy

The Compensation and Stock Committee believes the most effective compensation package for named executive officers is one designed to reward achievement of individual and corporate objectives, provide incentives for short-term, medium-term and long-term financial and strategic goals and align the interests of management with those of the stockholders by providing incentives for improving shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term, medium-term and long-term incentive compensation; however, a significant percentage of total compensation is allocated to performance-based incentive compensation, both in the form of cash programs and equity participation. Because there are no pre-established policies or targets, the Compensation and Stock Committee is able to evaluate the compensation package from year to year with the flexibility to configure allocations and amounts in a manner that aligns closely with shareholder interests. The Compensation and Stock Committee has not, to date, used a third-party compensation consultant. However, third-party compensation surveys are used in setting certain elements of compensation, as discussed in the section entitled “Elements of Compensation” below.

Advisory Vote on Executive Compensation, “Say on Pay”

In 2013, pursuant to the Dodd-Frank Act, we conducted an advisory vote of our stockholders on our executive compensation program for our named executive officers, sometimes called “Say on Pay.” Our stockholders overwhelmingly approved our executive compensation program with more than 98% of the votes cast at our 2013 Annual Meeting voting to adopt our “Say on Pay” resolution. We value the feedback of our stockholders. As a result, our compensation program continues to be modeled on the same principles that received the strong support of our stockholders in 2013.

Role of Executive Officers in Setting Compensation Decisions

Regarding most compensation matters, the Chief Executive Officer’s responsibility is to provide recommendations to the Compensation and Stock Committee based on an analysis of market standards and trends and an evaluation of the contribution of each executive officer to the Company’s performance. The Compensation and Stock Committee considers, but retains the right to accept, reject or modify such recommendations. Although the Chief Executive Officer attends portions of the meetings of the Compensation and Stock Committee, neither the Chief Executive Officer nor any other members of management is present during executive sessions of the Compensation and Stock Committee. Moreover, the Chief Executive Officer is not present when decisions with respect to his compensation are made. The Compensation and Stock Committee may, but does not currently, delegate any of its functions to others in setting compensation for the named executive officers, provided however, that management may be responsible for the implementation of certain compensation programs established by the Compensation and Stock Committee.

Elements of Compensation

Subject to variation where appropriate, the primary elements of compensation to named executive officers include:

•	base salary;
•	cash incentive compensation; and
•	equity incentive compensation in the form of restricted stock units and other awards.

Further analysis and discussion of each element are described in the chart below and the discussion that follows.

Element	Objective	Fixed/Variable
Base Salary	Attract and retain highly qualified leaders with market-competitive compensation structure.	Fixed
Cash Incentive Compensation – Corporate Officers Compensation Plan	Link pay with Company’s performance and the achievement of management objectives. Reward achievement of Company’s financial and strategic goals.	Variable
Equity Awards	Link pay with Company’s long-term performance. Reward stock price appreciation, promote long-term retention and permit executives to accumulate equity ownership in the Company.	Fixed and/or Variable

Base Salary.  In setting base salary for the named executive officers, the Compensation and Stock Committee considers recommendations from the President and Chief Executive Officer, which, for new hires, tend to reflect the current recruitment market and negotiations with the specific individual. For existing named executive officers, for whom base salaries are typically reviewed in the first quarter of each year, the recommendations are designed to recognize each named executive officer’s participation and performance in meeting corporate performance goals over the prior fiscal year, to take into consideration promotions or increased responsibilities and, to a lesser extent, to reflect market trends. With respect to market trends, the Compensation and Stock Committee considered the results of a senior executive market total compensation review of 26 peer companies with a median revenue of $120.4 million prepared by Haigh & Company. Although the Company seeks to structure its compensation program to attract and retain key personnel, recommendations to the Compensation and Stock Committee, particularly with respect to base salary, are typically in the lower range in these compensation surveys, given the higher revenue levels of the companies surveyed as compared to the revenue history of Datawatch. This allows the Company to reduce its overall cost structure and to achieve systematic improvement in the financial performance of the business. Economic and business conditions affecting the Company are also considerations in setting base salary vis-à-vis market standards. Neither payouts under cash incentive compensation plans nor equity grants in any given year have had any impact as to determinations of the base salaries of the named executive officers.

Cash Incentive Compensation.  On an annual basis, the Compensation and Stock Committee determines the appropriate level and type of cash incentive bonuses. Historically, these bonuses have been designed to motivate officers to achieve strategic objectives, corporate financial objectives and individual goals and objectives.

Equity Incentive Compensation.  The Compensation and Stock Committee believes that equity-based participation provides the named executive officers with strong economic interest in maximizing stock price appreciation over the long term. Equity-based awards are made pursuant to the Company’s equity incentive plans. The Compensation and Stock Committee considers cost to the Company in determining the form of award and, as a result, typically grants restricted stock units and options. In determining the size of an equity grant to a named executive officer, both upon initial hire and on an ongoing basis, the Compensation and Stock Committee considers competitive market factors, the size of the equity incentive plan pool, cost to the Company, the level of equity held by other officers, the cash value of equity awards granted to similarly situated executives at peer companies based on the results of the Haigh & Company executive compensation review and individual contribution to corporate performance. Although there is no set target level for stock ownership by executive officers, the Compensation and Stock Committee recognizes that the equity-based component ensures additional focus by the named executive officers on stock price performance, discourages excessive levels of risk taking and enhances executive retention. Accordingly, restricted stock unit grants typically vest annually over a three-year period and stock options typically vest quarterly over a three-year period.

Datawatch does not have a program, plan or practice to select equity grant dates in connection with the public release of favorable or negative news.

Hedging and Pledging Restrictions.  Our current Insider Trading and Tipping Policy prohibits our insiders, which includes our employees and directors, from engaging in hedging transactions and requires the prior written consent of our compliance officer to pledge securities of Datawatch owned by the insider. We have not received any requests pursuant to our current Insider Trading and Tipping Policy to permit pledges of Datawatch stock.

Benefits.  The named executive officers are entitled to participate in benefit plans which are generally available to all employees, including health, dental, life, accidental disability and dismemberment and, for each of these benefits plans, the Company makes contributions to the premiums paid to such plans. The Company does not offer any kind of deferred compensation, nor does it offer retirement benefits other than a 401(k) defined contribution plan. The Company typically does not match contributions made by executive officers and other employees to the 401(k) plan.

Severance Agreements.  The Company believes that the severance agreements of its executive officers are necessary to retain the executive officers by protecting them against involuntary termination of their employment or being forced out of the Company. The agreements are designed to provide income security to the executive officers and to facilitate the Company’s ability to attract and retain executives as the Company competes for talent in a marketplace in which such protections are standardized practice. For more information about the severance arrangements of our named executive officers, see the “Potential Payments Upon Termination or Change in Control” section of this proxy statement.

Compensation of Named Executive Officers for Fiscal 2015

The Company’s fiscal 2015 Corporate Officers Compensation Plan, approved by the Compensation and Stock Committee, provided for fiscal 2015 compensation consisting of base salary and performance-based cash incentive bonuses, and awards of restricted stock units for shares of the Company’s common stock (“RSUs”) for the executive officers of the Company, including the Company’s named executive officers as follows:

Executive (Title)	Annual Base Salary ($)	Target Cash Incentive Bonus ($)	Actual Cash Incentive Bonus Received ($)(1)		RSUs Granted (#)		RSUs Forfeited (#)(2)
Michael A. Morrison (CEO)	350,000	200,000	0		20,000		20,000
James Eliason (CFO)	290,000	100,000	0		10,000		10,000
Ben F. Plummer(3)	300,000	115,000	0		10,000		10,000
Sanjay Mistry (Controller)	200,000	40,000	23,200	(4)	10,000	(5)	0
John Judge (Chief Revenue Officer)	280,000	210,000	110,863	(6)	5,000		5,000

(1)	Based on the Company’s financial results for fiscal 2015, which did not meet the Company’s fiscal 2015 financial plan targets, no cash incentive bonus payments were made relating to such targets.
(2)	For executives other than Mr. Mistry, the RSUs awarded for fiscal 2015 were performance-based RSUs which would have vested following Datawatch’s release of fiscal 2015 earnings only if Datawatch met its fiscal 2015 financial plan revenue goal. As the Company’s financial results for fiscal 2015 did not meet the Company’s fiscal 2015 financial plan targets, the RSUs failed to vest and were forfeited.
(3)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned as an executive officer from Datawatch effective May 1, 2015. Mr. Plummer was a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch. Mr. Plummer only received $176,136 in annual base salary for fiscal 2015.
(4)	Represents a cash bonus paid in recognition of the achievement of certain internal departmental objectives related primarily to improved processes and timeliness around quarterly financial closes, SEC reporting and accounting systems.

(5)	Time-based RSUs which vest in equal installments on each of the first, second and third anniversaries of February 1, 2015.
(6)	Represents commissions paid on fiscal 2015 sales of new license and maintenance contracts.

For executives other than Mr. Judge, cash bonus eligibility under the fiscal 2015 Compensation Plan was based on whether and the extent to which Datawatch met its fiscal 2015 financial plan revenue goal. Cash bonuses were eligible for payout if Datawatch revenue for fiscal 2015 reached a threshold level of 80% of financial plan revenue. Bonus eligibility at 80% of financial plan revenue was 60% of the target cash bonus amount, with bonus eligibility scaling up linearly as revenue performance improved between 80% and 100% of the financial plan goal. Performance at 100% of financial plan revenue would have resulted in eligibility for 100% of the target cash bonus. Performance in excess of 100% of financial plan revenue would have increased bonus eligibility at a 2 to 1 rate up to maximum bonus eligibility of 150% of the target cash bonus amount based on performance at 125% of financial plan revenue. 100% of Mr. Judge’s target cash bonus was commission-based and tied to fiscal 2015 sales of new license and maintenance contracts.

The Compensation and Stock Committee retained the discretion at any time to change the above cash incentive bonus criteria (including bonus amounts and targets), including in the event any operating changes were approved during the fiscal year that materially impacted the Company’s fiscal 2015 financial plan.

Based on the Company’s financial results for fiscal 2015, which did not meet the Company’s fiscal 2015 financial plan targets, the Compensation and Stock Committee ultimately did not approve cash incentive bonus payments for any of the named executive officers whose bonuses were tied to the achievement of such targets, except for Mr. Mistry, who received a cash bonus of $23,200. Mr. Mistry received this portion of his target bonus in recognition of the achievement of certain internal departmental objectives related primarily to improved processes and timeliness around quarterly financial closes, SEC reporting and accounting systems.

For executives other than Mr. Mistry, the RSUs awarded for fiscal 2015 were performance-based RSUs which would have vested following Datawatch’s release of fiscal 2015 earnings if Datawatch met its fiscal 2015 financial plan revenue goal. As the Company’s financial results for fiscal 2015 did not meet such goal, the performance-based RSUs failed to vest. The 10,000 RSUs granted to Mr. Mistry were time-based RSUs which vest in equal installments on each of the first, second and third anniversaries of February 1, 2015.

Accounting and Tax Implications

The financial reporting and income tax consequences to Datawatch of individual compensation elements are important considerations for the Compensation and Stock Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Overall, the Compensation and Stock Committee seeks to balance its objective of ensuring an effective compensation package for named executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate and transparent impact on reported net income and other closely followed financial measures.

In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain executives. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation and Stock Committee awards compensation to our executive officers as it deems appropriate to meet our overall compensation objectives, even though it may not be fully deductible for the purposes of Section 162(m). Accordingly, compensation attributable to our Corporate Officers Compensation Plans, including equity awards with time-based vesting, may not be fully deductible for the purposes of Section 162(m).

Fiscal 2016 Executive Compensation Components

On November 10, 2015, the Board of Directors approved the fiscal 2016 Corporate Officers Compensation Plan, which provides for fiscal 2016 compensation for the executive officers of Datawatch, including base salary, performance-based cash bonuses and awards of restricted stock units for shares of Datawatch’s common stock.

Base Salary and Cash Bonuses.  The following table sets forth base salary and performance-based cash bonus eligibility amounts under the fiscal 2016 Corporate Officers Compensation Plan for the executive officers of the Company:

Name/Title	Base Salary ($)	Aggregate Target Cash Bonuses ($)	Aggregate MBO Bonuses ($)	Annual Revenue Target Bonus ($)
Michael A. Morrison (CEO)	375,000	200,000	100,000	100,000
James Eliason (CFO)	300,000	110,000	55,000	55,000
John Judge (Chief Revenue Officer)	290,000	225,000	n/a	n/a
Sanjay Mistry (Controller)	210,000	50,000	n/a	50,000

For Mr. Morrison and Mr. Eliason, aggregate target cash bonus eligibility is split into five amounts, with one annual bonus equal to 50% of the aggregate target cash bonus amount payable based on the extent to which Datawatch achieves its fiscal 2016 revenue target (such target, the “Annual Revenue Target”, and each such bonus, an “Annual Revenue Target Bonus”), and four quarterly bonuses in equal target amounts that together represent 50% of the aggregate target cash bonus amount and are payable based on the extent to which such executive’s management bonus objectives for the applicable quarter are met or exceeded (each, an “MBO Bonus”). 100% of Mr. Mistry’s target cash bonus is an Annual Revenue Target Bonus that is eligible for payout in quarterly installments, as described below. 100% of Mr. Judge’s target cash bonus is commission-based and tied to fiscal 2016 sales of new license and maintenance contracts.

Annual Revenue Target Bonus Eligibility and Calculation.  The Annual Revenue Target Bonuses are eligible for payout if Datawatch achieves at least 80% of the Annual Revenue Target. Bonus eligibility at performance representing 80% of the Annual Revenue Target is 60% of the Annual Revenue Target Bonus amount, with bonus eligibility scaling up linearly as performance improves between 80% and 100% of the Annual Revenue Target. Performance at 100% of the Annual Revenue Target will result in eligibility for 100% of the Annual Revenue Target Bonus. Performance over 100% of the Annual Revenue Target will increase Annual Revenue Target Bonus eligibility at a 2 to 1 rate up to maximum eligibility of 150% of the Annual Revenue Target Bonus amount, based on performance at 125% of the Annual Revenue Target.

Mr. Mistry’s Annual Revenue Target Bonus is eligible to be paid in quarterly installments, as follows:

•	With respect to the first, second and third quarters of fiscal 2016, target payouts will equal one-quarter of his Annual Revenue Target Cash Bonus, or $12,500 (the “Quarterly Target Bonus Amount”), with eligibility based on achievement of the Corporation’s year to date quarterly revenue targets (each, a “YTD Quarterly Revenue Target”). Quarterly payout eligibility at performance representing 80% of the applicable YTD Quarterly Revenue Target is 60% of the Quarterly Target Bonus Amount, or $7,500, with quarterly payout eligibility scaling up linearly as performance improves between 80% and 100% of the applicable YTD Quarterly Revenue Target, up to a maximum quarterly payout of $12,500 for performance at or higher than 100% of the applicable YTD Quarterly Revenue Target.
•	The payout, if any, with respect to the fourth quarter of fiscal 2016 will be an amount equal to (i) his Annual Revenue Target Cash Bonus earned based on the Corporation’s revenue for the full fiscal year relative to the Annual Revenue Target as described above, minus (ii) the sum of the quarterly payouts made to Mr. Mistry with respect to the Corporation’s revenue performance for the first, second and third quarters of fiscal 2016.

MBO Bonus Eligibility and Calculation.  Each quarterly MBO Bonus will be payable only if each of the following conditions are met:

•	revenue for the quarter equals or exceeds 90% of the revenue target for such quarter (the “Quarterly Revenue Target”);
•	the quantitative executive team initiative (“ETI”) applicable to all executives for such quarter is achieved; and

•	with respect to the second, third and fourth fiscal 2016 quarters, the applicable executive sufficiently performs an individual primary objective (“IPO”), which may have quantitative and/or qualitative components.

The ETI for the first quarter of fiscal 2016 is the closing of a specified number of self-service data preparation sales to new customers during such quarter. At the beginning of each subsequent fiscal 2016 quarter, Mr. Morrison will establish an ETI and, for each executive other than himself, will establish and determine the achievement of an IPO. Mr. Morrison’s IPO for each fiscal quarter will be based on the cumulative achievement of the rest of the executive team’s individual IPOs, as determined by the Board.

If the applicable quarterly revenue threshold and ETI are achieved in a fiscal quarter, triggering MBO Bonus eligibility, an executive’s MBO Bonus will be calculated as the product of (i) the executive’s quarterly MBO Bonus target amount, times (ii) the percentage achievement of the applicable ETI, times (iii) the percentage achievement of the Quarterly Revenue Target (not to exceed 100%). For quarters in which the IPOs apply, the resulting payment may then be reduced or eliminated based on Mr. Morrison’s assessment (for each executive other than himself) or the Board’s assessment (for Mr. Morrison) of the executive’s IPO performance for such quarter.

The Board retains the discretion at any time to change the above cash bonus criteria (including bonus amounts and targets), including based on individual performance or in the event any operating changes are approved during the fiscal year that materially impact Datawatch’s fiscal 2016 financial plan.

RSUs.  The following table sets forth the RSUs awarded to the executive officers of Datawatch on November 10, 2015:

Executive	RSUs (#)
Michael A. Morrison (CEO)	75,000
James Eliason (CFO)	60,000
John Judge (Chief Revenue Officer)	30,000
Sanjay Mistry (Controller)	10,000

All of the RSUs awarded to each executive other than Mr. Judge and 20,000 of the RSUs awarded to Mr. Judge will vest in equal installments on each of the first, second and third anniversaries of November 15, 2015, dependent on the continued employment of the executive.

The other 10,000 RSUs awarded to Mr. Judge will vest as follows: 5,000 will vest following Datawatch’s release of its fiscal 2016 first quarter earnings only if the quarterly revenue threshold and the applicable ETI are achieved for such quarter. The remaining 5,000 of such RSUs will vest following Datawatch’s release of its fiscal 2016 second quarter earnings only if the quarterly revenue threshold and the applicable ETI are achieved for such quarter, and Mr. Judge has sufficiently performed his IPO for such quarter as determined by Mr. Morrison.

Summary Compensation Table

The following table sets forth summary information regarding the compensation of Datawatch’s named executive officers in fiscal 2015, 2014, and 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Fiscal Year	Salary		Stock Awards(2)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Michael A. Morrison President and CEO	2015	$350,000		$183,200	—	—		$877	(5)	$534,077
	2014	$335,000		$572,800	—	—		$738	(5)	$908,538
	2013	$335,000		$387,450	$968,625	—		$538	(5)	$1,691,613
James Eliason CFO	2015	$290,000		$91,600	—	—		$877	(5)	$382,477
	2014	$275,000		$286,400	—	—		$738	(5)	$562,138
	2013	$121,875		$968,625	—	$28,000	(6)	$224	(5)	$1,118,724
Ben F. Plummer(7)	2015	$176,136		$91,600	—	—		$463,242	(8)	$730,978
	2014	$280,000		$286,400	—	—		$738	(5)	$567,138
	2013	$280,000		$1,988,000	—	$59,600	(9)	$493	(5)	$2,328,093
Sanjay Mistry(10) Vice President, Controller	2015	$200,000		$58,400	—	$23,200		$704	(5)	$282,304
	2014	$183,523		$285,000	—	$20,000		$519	(5)	$489,042
John Judge(11) Chief Revenue Officer, Senior Vice President of Worldwide Sales	2015	$390,863	(12)	$45,800	—	—		$852	(5)	$437,515
	2014	$36,651	(13)	$994,500	—	—		$101	(5)	$1,020,268

(1)	The title presented reflects the principal position held by each named executive officer as of September 30, 2015.
(2)	The amounts in this column represents the grant date fair value of RSU awards as computed in accordance with FASB ASC Topic 718.
(3)	For executives other than Mr. Mistry, the RSUs awarded for fiscal 2015 were performance-based RSUs which would have vested following Datawatch’s release of fiscal 2015 earnings only if Datawatch met its fiscal 2015 financial plan revenue goal. As the Company’s financial results for fiscal 2015 did not meet the Company’s fiscal 2015 financial plan targets, the RSUs failed to vest.
(4)	The amounts in this column represents the grant date fair value of the stock options granted, as computed in accordance with FASB ASC Topic 718.
(5)	Such amounts consist solely of the payment of life insurance premiums.
(6)	For fiscal 2013, such amount represents a payment to Mr. Eliason as a cash incentive bonus under the 2013 Corporate Officers Compensation Plan.
(7)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned as an executive officer from Datawatch effective May 1, 2015. Mr. Plummer was a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch.
(8)	Such amount includes (i) the payment of $571 of life insurance premiums, (ii) severance payments of $225,000 and (iii) the grant date fair value of 33,334 RSUs awarded to Mr. Plummer in consideration for consulting services to be rendered to Datawatch following his resignation.
(9)	For fiscal 2013, such amount represents a payment to Mr. Plummer as a cash incentive bonus under the 2013 Corporate Officers Compensation Plan.
(10)	Mr. Mistry joined Datawatch during fiscal 2014, and therefore did not receive compensation from Datawatch during fiscal 2013 and received salary for fiscal 2014 only for the portion of the fiscal year he was employed by Datawatch.
(11)	Mr. Judge joined Datawatch during fiscal 2014, and therefore did not receive compensation from Datawatch during fiscal 2013 and received salary for fiscal 2014 only for the portion of the fiscal year he was employed by Datawatch.

(12)	The fiscal 2015 amount includes base salary of $280,000 and $110,863 in commissions tied to fiscal 2015 sales of new license and maintenance contracts.
(13)	The fiscal 2014 amount includes base salary of $25,667 and $10,984 in commissions tied to fiscal 2014 sales of new license and maintenance contracts.

Grants of Plan Based Awards

The following table sets forth information concerning plan-based awards to the named executive officers under the fiscal 2015 Corporate Officers Compensation Plan:

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Target (#)
Michael A. Morrison	11/20/14	120,000	200,000		300,000	20,000	(3)	$183,200	(3)
James Eliason	11/20/14	60,000	100,000		150,000	10,000	(3)	$91,600	(3)
Ben F. Plummer(4)	11/20/14	69,000	115,000		172,500	10,000	(3)	$91,600	(3)
Sanjay Mistry	1/23/15	24,000	40,000		60,000	10,000	(5)	$58,400	(5)
John Judge	11/20/14	—	210,000	(6)	—	5,000	(3)	$45,800	(3)

(1)	Other than for Mr. Judge, these were potential performance-based cash incentive bonuses. Based on the Company’s financial results for fiscal 2015, which did not meet the Company’s fiscal 2015 financial plan targets, the Compensation and Stock Committee ultimately did not approve cash incentive bonus payments for any of the named executive officers, except for Mr. Mistry, who received a cash bonus of $23,200. Mr. Mistry received this portion of his target bonus in recognition of the achievement of certain internal departmental objectives related primarily to improved processes and timeliness around quarterly financial closes, SEC reporting and accounting systems.
(2)	The amounts in the “Grant Date Fair Value of Stock and Option Awards” reflect the dollar amount of the aggregate grant date fair value for the entire RSU award granted in fiscal 2015, in accordance with FASB ASC Topic 718.
(3)	Performance-based RSUs which would have vested following Datawatch’s release of fiscal 2015 earnings only if Datawatch met its fiscal 2015 financial plan revenue goal. As the Company’s financial results for fiscal 2015 did not meet such goal, the RSUs failed to vest.
(4)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned from Datawatch effective May 1, 2015. Mr. Plummer is a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch.
(5)	Time-based RSUs which vest in equal installments on each of the first, second and third anniversaries of February 1, 2015.
(6)	Mr. Judge’s target cash bonus was commission-based and tied to fiscal 2015 sales of new license and maintenance contracts.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Please refer to the narrative disclosure above beginning on page 15 under the heading Compensation of Named Executive Officers for Fiscal 2015 and beginning on page 23 under the heading Potential Payments Upon Termination or Change in Control.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at September 30, 2015 granted to each named executive officer:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested(2) (#)		Market Value of Shares or Units of Stock that have Not Vested(2)(3) ($)
Michael A. Morrison	100,000	—	$3.46	2/11/2018	76,667	(4)	$450,802
	62,490	12,510	$12.92	4/23/2020	—		—
James Eliason	—	—	—		48,333	(5)	$284,198
Ben F. Plummer(6)	—	—	—		33,334	(7)	$196,004
Sanjay Mistry	—	—	—		16,666	(8)	$97,996
John Judge	—	—	—		55,000	(9)	$323,400

(1)	Options vest on a quarterly basis over the three year period beginning on the date of grant. Vesting of all options are accelerated upon a change of control of the Company in accordance with the Company’s equity compensation plans.
(2)	Restricted stock unit awards generally vest annually over a three year period on the date approved by the Compensation and Stock Committee with certain grants subject to a further vesting condition tied to the trading price of the Company’s Common Stock.
(3)	Market value is calculated by multiplying the number of shares or units by a share price of $5.88, the closing price of the Company’s common stock on Nasdaq on September 30, 2015.
(4)	Includes 26,667 RSUs granted on April 22, 2014 and 20,000 RSUs granted on November 20, 2014. Also includes 30,000 RSUs granted to Mr. Morrison on April 23, 2013, that vest annually over a three year period beginning on January 30, 2016.
(5)	Includes 25,000 RSUs granted on April 23, 2013, 13,333 RSUs granted on April 22, 2014 and 10,000 RSUs granted on November 20, 2014.
(6)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned as an executive officer from Datawatch effective May 1, 2015. Mr. Plummer was a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch.
(7)	Includes 33,334 RSUs granted on April 20, 2015 pursuant to a consulting agreement with the Company.
(8)	Includes 6,666 RSUs granted on October 24, 2013 and 10,000 RSUs granted on January 23, 2015.
(9)	Includes 50,000 RSUs granted on August 11, 2014 and 5,000 RSUs granted on November 20, 2014.

Options Exercised and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of Datawatch’s named executive officer for fiscal 2015:

OPTION EXERCISES AND STOCK VESTED

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Michael A. Morrison	30,001	$194,805
James Eliason	31,667	$251,436
Ben F. Plummer(2)	39,999	$368,725
Sanjay Mistry	3,334	$16,137
John Judge	25,000	$131,500

(1)	The value realized upon vesting of the RSUs shown in the table above was calculated as the product of the closing price of a share of our common stock on the vesting date multiplied by the number of shares vested.
(2)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned from Datawatch effective May 1, 2015. Mr. Plummer is a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch.

Potential Payments Upon Termination or Change in Control

Executive Agreements and Severance Arrangements

The Board of Directors has approved severance agreements by the Company with each of Messrs. Morrison, Eliason, Mistry and Judge. Each executive severance agreement provides that in the event the Company terminates the officer’s employment for reasons other than for “Cause” (as defined in the respective agreement) or the officer elects to terminate his employment with the Company for “Good Reason” (as defined in the respective agreement), such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for twelve months following his termination date for Mr. Morrison, for six months following his termination date for Mr. Eliason and Mr. Judge, and for three months following his termination date for Mr. Mistry. As a condition to the receipt by an officer of any payment or benefit under an executive severance agreement, the officer must first execute a valid, binding and irrevocable general release in favor of the Company and in a form reasonably acceptable to the Company, and must be in compliance with the terms of the officer’s Proprietary Information, Inventions and Non-Competition Agreement with the Company.

Each stock option agreement and restricted stock unit agreement pursuant to which each named executive officer holds the unvested stock options or restricted stock units disclosed herein, as applicable, provides that all such unvested options or restricted stock options shall accelerate and become fully vested and exercisable upon a change in control of the Company.

Departure of Certain Officers

As previously noted, Mr. Plummer resigned as an employee and executive officer of Datawatch effective May 1, 2015, and received the benefits described below. The amounts contained in the table below titled “Potential Payments Upon Termination or Change in Control” are the amounts payable to Mr. Plummer pursuant to his severance agreement, dated as of April 22, 2015.

Under Mr. Plummer’s severance agreement, Mr. Plummer is entitled to continuation of base salary and health benefits for a period of nine months following the termination of his employment on April 30, 2015, in each case subject to his execution of a general release and compliance with the provisions of his Proprietary Information, Inventions and Non-Competition Agreement with the Company. In addition, Mr. Plummer entered into a consulting agreement with the Company, pursuant to which he will provide support on strategic initiatives for a nine-month period, beginning at the time of his resignation. As compensation for his consulting services, the Company granted Mr. Plummer 33,334 RSUs, to vest in full on January 31, 2016 subject to the completion of the consulting agreement.

For the named executive officers other than Mr. Plummer, the following table provides details of the potential payments and benefits that would be received by such named executive officers in the event of a termination of employment, had the termination of employment occurred on September 30, 2015. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Salary Continuation ($)		Benefits Continuation ($)		Equity Awards ($)(1)
Michael A. Morrison	$350,000		—		$450,802
James Eliason	$145,000		$21,127		$284,198
Ben F. Plummer(2)	$225,000	(3)	$16,446	(3)	$237,671	(4)
Sanjay Mistry	$50,000		$3,521		$97,996
John Judge	$140,000		$22,789		$323,400

(1)	For Messrs. Morrison, Eliason, Mistry and Judge the amounts reflect the value of all unvested stock options and RSUs that would vest as a result of a change in control occurring on September 30, 2015. The amounts are based on (i) in the case of accelerated options, the excess of the Datawatch’s September 30, 2015 closing common stock price over the applicable exercise price, and (ii) in the case of accelerated RSUs, the Datawatch closing common stock price as of September 30, 2015 multiplied by the number of unvested RSUs as of September 30, 2015.
(2)	As disclosed in Datawatch’s Form 8-K filed April 20, 2015, Mr. Plummer resigned as an executive officer from Datawatch effective May 1, 2015. Mr. Plummer was a named executive officer for the fiscal year ended September 30, 2015, but is no longer an executive officer or employee of Datawatch as of May 1, 2015.
(3)	Reflects the amounts payable to Mr. Plummer pursuant to his severance agreement, dated as of April 22, 2015.
(4)	Represents the grant date fair value of restricted stock units awarded to Mr. Plummer in consideration for consulting services to be rendered to Datawatch following his resignation.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation and Stock Committee currently consists of Messrs. Kelly, Mahoney and Potter, with Mr. Mahoney serving as Chairman. The Compensation and Stock Committee has reviewed and discussed the Compensation Discussion and Analysis above with the Company’s management and, based on this review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Stock Committee of the Board of Directors:

David C. Mahoney, Chairman
Thomas H. Kelly
Terry W. Potter

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation and Stock Committee was, during the fiscal year ended September 30, 2015, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation and Stock Committee of the Company.

PROPOSAL II

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing stockholders with the opportunity at the 2016 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the stockholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Summary Compensation Table”.

As described above in the Compensation Discussion and Analysis section of this proxy statement, the Compensation and Stock Committee has structured the Company’s executive compensation program to provide an overall compensation package that enables the Company to attract, retain and motivate the key individuals who are most capable of contributing to the Company’s success and building long-term value for its stockholders. This compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved. The Company believes that the variability in these payouts indicates that its annual compensation plans effectively reward its executive officers for superior performance, while appropriately adjusting compensation downward for less-than-superior performance. The Compensation and Stock Committee retains discretion as to final payouts under the Company’s incentive compensation plans to ensure the goals of the overall program are met. The Company believes that the compensation program is centered on a pay-for-performance philosophy and is strongly aligned with the long-term interests of shareholders.

The historical payouts under the Company’s Corporate Officers Compensation Plans are evidence of the pay for performance structure of the Company’s compensation program. For example, based on the Company’s operating results for fiscal 2013, cash incentive compensation payouts were made under the fiscal 2013 Corporate Officers Compensation Plans to named executive officers other than the Company’s CEO Mr. Morrison, who at his request was not eligible for a cash incentive bonus for fiscal 2013, related to the extent to which revenue and net income objectives under such plan were achieved. In contrast, under the fiscal 2014 and fiscal 2015 Corporate Officers Compensation Plans, no payouts were made to the named executive officers related to revenue objectives under such plans due to the Company’s failure to meet such objectives. In addition, for executives other than Mr. Mistry, the RSUs awarded for fiscal 2015 were performance-based RSUs which failed to vest because the Company’s financial results for fiscal 2015 did not meet the Company’s fiscal 2015 financial plan targets.

The Board urges stockholders to read the Compensation Discussion and Analysis beginning on page 12 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve the Company’s compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 19 through 23 of this proxy statement, which provide detailed information on the compensation of the Company’s named executive officers. The Compensation and Stock Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving the Company’s goals and that the compensation of the Company’s named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

While the vote is advisory, the Board and the Compensation and Stock Committee will consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

PROPOSAL III

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm for Fiscal Year 2016

The Board of Directors is seeking ratification of the Audit Committee’s selection of RSM US LLP (formerly McGladrey LLP) to serve as the registered public accounting firm for the fiscal year ending September 30, 2016. RSM US LLP served as the Company’s registered public accounting firm for the fiscal year ending September 30, 2015.

The Board of Directors has put the ratification of the selection of RSM US LLP before the stockholders because the Board believes that seeking stockholder ratification of the selection of the independent registered public accounting firm is good corporate practice. If the appointment of RSM US LLP is not ratified, the Audit Committee will first review the basis for the stockholder vote and the Company’s relationship with RSM US LLP and will then take such action as it deems necessary.

Representatives of RSM US LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Change in Independent Registered Public Accounting Firms

On December 20, 2013, Datawatch dismissed Marcum LLP as the independent registered public accounting firm of the Company. The dismissal of Marcum LLP was approved by the Company’s Audit Committee.

The report of Marcum LLP on the Company’s financial statements as of September 30, 2013 and 2012 and for the each of the years in the three-year period ended September 30, 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended September 30, 2013 and 2012 and through December 20, 2013 there were no disagreements with Marcum LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Marcum LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the financial statements for such years. During the Company’s fiscal years ended September 30, 2013 and 2012 and through December 20, 2013 there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company furnished a copy of the disclosures above under this heading to Marcum LLP and requested that Marcum LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated December 23, 2013, is filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2013.

On December 20, 2013, the Company’s Audit Committee engaged RSM US LLP (formerly McGladrey LLP) as its new independent registered public accounting firm to audit the Company’s financial statements for the Company’s fiscal year ending September 30, 2014. The decision to engage RSM US LLP as the Company’s independent registered public accounting firm was the result of a competitive selection process.

Prior to the engagement of RSM US LLP, neither the Company nor anyone on behalf of the Company consulted with RSM US LLP during the Company’s fiscal years ended September 30, 2013 and 2012 and through December 20, 2013, in any manner regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Independent Registered Public Accounting Firm Fees for Fiscal Years 2014 and 2015

The fees billed for services provided to us for the 2014 and 2015 fiscal years by Marcum LLP and RSM US LLP, respectively, were as set forth below.

	2014	2015
Audit Fees – Marcum LLP(1):	$72,320	$19,500
Audit Fees – RSM US LLP(1):	$374,100	$320,000
Total:	$446,420	$339,500

(1)	Audit Fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as services related to statutory audits, comfort letters, consents and assistance with and reviews of quarterly financial statements and other documents filed with the Securities and Exchange Commission.

All services rendered by Marcum LLP and RSM US LLP for fiscal years 2014 and 2015 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee.

No audit related fees were paid to RSM US LLP or Marcum LLP for assurance or related services that were reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” for the years ended September 30, 2015 and 2014, respectively. No other fees relating to tax advisory or other services were paid to RSM US LLP or Marcum LLP for professional services rendered to the Company for the years ended September 30, 2015 and 2014, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with the requirements of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee will approve the specific terms of engagement once an independent registered public accounting firm has been selected, which will provide for the provision of specific services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval by the Audit Committee or by one or more of its members before engaging the independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Datawatch’s directors, executive officers and holders of more than 10% of the Company’s common stock, referred to herein as Reporting Persons, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company’s common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish us with copies of all such filings. Based on the Company’s review of the copies of such filings received by us with respect to the fiscal year ended September 30, 2015, and written representations from certain of the Company’s directors and executive officers, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended September 30, 2015.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company’s principal executive offices not later than close of business on December 20, 2016. To be timely, notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company must be delivered between December 20, 2016 and January 19, 2017. For any proposal that is not submitted for inclusion in the proxy statement for the next annual meeting of stockholders but is instead sought to be presented directly at the next annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on January 19, 2017, and advises stockholders in the next proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 19, 2017. Notices of intention to present proposals at the next annual meeting should be addressed to: Secretary, Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail — Return Receipt Requested.

CODE OF ETHICS AND BUSINESS CONDUCT POLICY

The Board of Directors adopted a Code of Ethics and Business Conduct Policy on January 23, 2004 (amended November 11, 2011) applicable to all employees and directors of the Company. The Code of Ethics and Business Conduct Policy is posted on the Company’s website, www.datawatch.com and located under the “About” tab and the “Investor Relations” and “Corporate Governance” links. Any amendments to or waivers of the Code of Ethics and Business Conduct Policy that apply to the Company’s principal executive officer, principal financial officer or principal accounting officer and that relates to any element of the definition of the term “code of ethics,” as that term is defined by the Securities and Exchange Commission, will be posted on Datawatch’s website at the address above.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company or by certain outside proxy solicitation services may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, will assist the Company in the solicitation of proxies at an estimated cost of $100,000 plus expenses.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called “householding,” is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request either to Investor Relations, Datawatch Corporation, 4 Crosby Drive, Bedford, MA 01730 or to investor@datawatch.com or an oral request by calling the Company’s Investor Relations group at (978) 441-2200, ext. 8323. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 19, 2016

This proxy statement and the Company’s 2015 Annual Report are available online at https://materials.proxyvote.com/237917.

OTHER BUSINESS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

DATAWATCH CORPORATION
4 CROSBY DRIVE
BEDFORD, MA 01730

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
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THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Richard de J. Osborne
02 Randy Seidl
03 Thomas H. Kelly
04 Terry W. Potter
05 Christopher T. Cox
06 David C. Mahoney
07 Michael A. Morrison
08 Joan McArdle
09 Donald R. Friedman

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To approve, in a non-binding advisory vote, the compensation of the Company's named executive officers as disclosed in the Company's proxy statement under the heading "Executive Compensation".	☐	☐	☐
3	The ratification of the appointment of RSM US LLP, as the Company's independent registered public accounting firm.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. This form represents the white proxy.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting — Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000273849_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

DATAWATCH CORPORATION
Annual Meeting of Stockholders
April 19, 2016 11:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) MICHAEL A. MORRISON and JAMES ELIASON, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DATAWATCH CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 11:00 AM, Eastern Daylight Time on April 19, 2016, at the offices of the Company, 4 Crosby Drive, Bedford, MA 01730, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000273849_2 R1.0.1.25